Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-221694 on Form S-8 of our report dated March 26, 2018 relating to the consolidated and combined financial statements of Cannae Holdings, Inc. appearing in the Annual Report on Form 10-K of Cannae Holdings, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada
March 26, 2018